Exhibit 21.1

Blackhawk Network Holdings, Inc.

Schedule of Subsidiaries

The following is a list of the Company’s U.S. and international subsidiaries December 28, 2013. Certain subsidiaries are not named because they were not significant in the aggregate.

Subsidiary	Jurisdiction
Blackhawk Network, Inc.	Arizona
Blackhawk Network Brasil S.A.*	Brazil
Blackhawk Network (Europe) Limited	United Kingdom
Blackhawk Network (UK) Ltd.	United Kingdom
Blackhawk Network Korea, LLC	South Korea
Blackhawk Network (Japan) KK	Japan
Blackhawk Network (Canada) Ltd.	Canada
Blackhawk Network (Australia) Pty Ltd	Australia
Blackhawk Network California, Inc.	California
Cardpool, Inc.	Delaware
EWI Holdings, Inc.	Delaware
Blackhawk Network Mexico S de R.L. de C.V.	Mexico
Blackhawk Support Services (El Salvador), Ltda. de C. V.	El Salvador
Blackhawk Network (Overseas Territories), LLC	Delaware
Blackhawk Network (Singapore) Pte. Ltd.	Singapore
BH Network Holdings (Europe) B.V.	The Netherlands
Blackhawk Network (France) SARL	France
Blackhawk Network Germany GmbH	Germany
Retailo AG	Germany
Retailo Switzerland AG*	Switzerland
Retailo Austria GmbH	Austria
Advano GmbH*	Germany
Retailo Filialbetriebs GmbH	Germany
Retailo Suppliers GmbH	Germany
Retailo Convenience GmbH	Germany
Blackhawk Network Asia Pacific Holdings Limited	Hong Kong
Blackhawk Information Technology Service (Shanghai) Co., Ltd.	China

*	Majority owned